SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940
and in connection with such notification of registration submits the following information:

Name: Eaton Vance Tax-Managed International Diversified Equity Income Fund

Address of Principal Business Office:
The Eaton Vance Building
255 State Street
Boston, MA 02109

Telephone Number: (617) 482-8260

Name and address of agent for service of process:
Alan R. Dynner
The Eaton Vance Building
255 State Street
Boston, MA 02109

Check Appropriate Box: Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of
Massachusetts on the 9th of March, 2007.

EATON VANCE TAX-MANAGED INTERNATIONAL
DIVERSIFIED EQUITY INCOME FUND

By:	/s/ Duncan W. Richardson
Duncan W. Richardson
President

Attest: /s/ Frederick S. Marius
Frederick S. Marius
Assistant Secretary